SANDY SPRING BANK
SPLIT DOLLAR LIFE INSURANCE AGREEMENT

THIS SPLIT DOLLAR LIFE INSURANCE AGREEMENT (the “Agreement”) is made and entered into as of by _________________ and between SANDY SPRING BANK, a bank organized under the laws of the State of Maryland (the “Bank”), and [EXECUTIVE NAME] (the “Executive”).

[This Agreement shall amend and restate that certain Officer Group Term Replacement Plan, dated as of ____________, with respect to the Executive and the Split Dollar Policy Endorsement entered into by the Executive.]

Article 1
Definitions

    Whenever used in this Agreement, the following terms shall have the meanings specified:

a.“Administrator” means the administrator of this Agreement described in Article 10.

b.“Base Salary” means the Executive’s total base annual salary, exclusive of any special payments such as bonuses or commissions, but without giving effect to any salary reductions made in accordance with Section 125 or 401(k) of the Code, at the earliest of (i) the date of the Executive’s death or (ii) the Executive’s Separation from Service.

c.“Beneficiary” means each designated person, or the estate of the deceased Executive, entitled to benefits, if any, upon the death of the Executive.

d.“Beneficiary Designation Form” means the form established from time to time by the Administrator that the Executive completes, signs, and returns to the Administrator to designate one or more Beneficiaries.

e.“Board” means the Board of Directors of the Bank as from time to time constituted.

f.“Cause” means the Executive’s: (i) personal dishonesty; (ii) willful misconduct; (iii) breach of duty involving personal profit, (iv) embezzlement, misappropriation or fraud, whether or not related to the Executive’s employment with the Bank; (v) willful failure to perform the Executive’s duties (other than resulting from incapacity due to physical or mental illness); (vi) conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude, or finding of liability of or under any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order; or (vii) material violation of the Bank’s written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct.

g.“Change in Control” means the occurrence of any of the following after the date of this Agreement:

(i)one person (or more than one person acting as a group) acquires ownership of stock of Sandy Spring Bancorp, Inc. (“Bancorp”) that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation; provided that, a Change in Control shall not occur if any person (or more than one person acting as a group) owns more than 50% of the total fair market value or total voting power of Bancorp’s stock and acquires additional stock;
(ii)one person (or more than one person acting as a group) acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) ownership of Bancorp’s stock possessing 30% or more of the total voting power of Bancorp’s stock;
(iii)a majority of the members of Bancorp’s Board of Directors are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board of Directors before the date of appointment or election; or
(iv)the sale of all or substantially all of Bancorp’s assets.
Notwithstanding the foregoing, a Change in Control shall not occur unless such transaction constitutes a change in the ownership of Bancorp, a change in effective control of Bancorp, or a change in the ownership of a substantial portion of Bancorp’s assets under Section 409A of the Code.

h.“Code” means the Internal Revenue Code of 1986, as amended.

i.“Disability” means a physical or mental infirmity that results in the Executive becoming eligible for long-term disability benefits under the Bank’s long-term disability plan or from the U.S. Social Security Administration.

j.“Early Retirement Date” means the date on which the Executive has both (i) attained age 60 and (ii) completed ten (10) Years of Service.

k.“Executive’s Interest” means the benefit set forth in Section 2.2.

l.“Insurer” means the insurance company issuing a Policy on the life of the Executive.

m.“Net Death Proceeds” means the total death proceeds of the Policy minus the greater of (i) the cash surrender value or (ii) the aggregate premiums paid by the Bank.

n.“Normal Retirement Date” means the date on which the Executive has attained age 65.

o.“Policy” or “Policies” means the individual insurance policy or policies purchased by the Bank for purposes of insuring the Executive’s life under this Agreement.

p.“Separation from Service” means termination of the Executive’s employment with the Bank for reasons other than death. Whether a Separation from Service has occurred is determined in accordance with requirements of Code Section 409A based on whether the facts and circumstances indicate that the Bank and the Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or as an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Bank if the Executive has been providing services to the Bank less than thirty-six (36) months).

q.“Years of Service” means the total number of twelve-month periods during which the Executive is employed by the Bank on a full-time basis prior to and after the date of this Agreement, inclusive of any approved leaves of absence.

Article 2
Policy Ownership/Interests

2.1    Ownership of Policies. The Bank shall own the Policies and shall have the right to exercise all incidents of ownership and, subject to Section 2.5 below, the Bank may terminate a Policy without the consent of the Executive. The Bank will have the right, to the extent of its interest, to borrow from the Insurer and to secure that loan by the Policies. The Bank shall be the beneficiary of the remaining death proceeds of the Policies after the Executive’s Interest is determined according to Section 2.2 below. If the Executive waives or forfeits his or her right to the benefit, the Bank may choose to cancel the Policy or Policies on the Executive, or may continue such coverage and become the direct beneficiary of the entire death proceeds. Without limitation, the Policies at all times shall be the exclusive property of the Bank and shall be subject to the claims of the Bank’s creditors.

2.2    Executive’s Interest. In the event of the Executive’s death (i) prior to Separation from Service or (ii) after Separation from Service, other than for Cause, following (A) the Executive’s Normal Retirement Date, (B) the Executive’s Early Retirement Date, (C) the Executive’s Disability, or (D) a Change in Control, the Executive’s Beneficiary will be entitled to receive from the death proceeds of the Policies an amount equal to the lesser of (x) two and one-half (2.5) times the Base Salary of the Executive or (y) the Net Death Proceeds of the Policies.

2.3    Forfeiture of Benefit. The Executive will forfeit his or her benefit and this Agreement will terminate: (i) pursuant to the provisions in Article 4; or (ii) if a Separation from Service, other than as a result of the Executive’s Disability or following a Change in

Control, occurs prior to the Executive’s Normal Retirement Date or the Executive’s Early Retirement Date.

2.4    Comparable Coverage. From and after the execution of this Agreement, the Bank shall maintain the Policies in full force and effect and in no event shall the Bank amend, terminate or otherwise abrogate the Executive’s Interest in the Policies, unless the Bank replaces the Policies with comparable insurance Policies to cover the benefit provided under this Agreement.

Article 3
Premiums and Imputed Income

3.1    Premium Payment. The Bank shall pay all premiums due on all Policies.

3.2    Economic Benefit. The Bank shall determine the economic benefit attributable to the Executive based on the life insurance premium factor for the Executive’s age multiplied by the aggregate death benefit payable to the Beneficiary. The “life insurance premium factor” is the minimum factor applicable under guidance published pursuant to Treasury Reg. § 1.61-22(d)(3)(ii) or any subsequent authority.

3.3    Imputed Income. The Bank shall impute the economic benefit to the Executive on an annual basis, by adding the economic benefit to the Executive’s W-2, or if applicable, Form 1099.

3.4    Obligation for Taxes. Any income taxes due based on imputed income to the Executive for the value of the life insurance coverage provided to the Executive under this Agreement will be the responsibility of the Executive.

3.5    Cash Payment. Following the Executive’s Separation from Service, the Bank shall annually pay to the Executive an amount necessary to pay the federal and state income taxes attributable to the imputed income resulting from this Agreement and to the additional cash payments under this section. In calculating the cash payments payable by the Bank, the Bank shall use the Executive’s actual marginal income tax bracket for the calendar year immediately preceding the payment to the Executive. The cash payments shall continue until the Executive’s death.

Article 4
General Limitations

4.1    Removal. Notwithstanding any provision of this Agreement to the contrary, the Executive’s rights in this Agreement shall terminate if the Executive is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act.

4.2    Suicide or Misstatement. No benefits shall be payable if the Executive commits suicide within two years after the date of this Agreement, or if the insurance company denies coverage (i) for material misstatements of fact made by the Executive on any application for life insurance purchased by the Bank, or (ii) for any other reason; provided, however that the Bank shall evaluate the reason for the denial, and upon advice of legal counsel and in its sole discretion, consider judicially challenging any denial.

Article 5
Beneficiaries

5.1     Beneficiary. The Executive shall have the right, at any time, to designate a Beneficiary(ies) to receive any benefits payable under this Agreement upon the death of the Executive. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designation under any other Agreement of the Bank in which the Executive participates.

5.2    Beneficiary Designation; Change. The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form, and delivering it to the Bank or its designated agent. The Executive’s beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. The Executive shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Bank’s rules and procedures, as in effect from time to time. Upon the acceptance by the Bank of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Bank shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Bank prior to the Executive’s death.

5.3    Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Bank or its designated agent.

5.4    No Beneficiary Designation. If the Executive dies without a valid designation of beneficiary, or if all designated Beneficiaries predecease the Executive, then the Executive’s surviving spouse shall be the designated Beneficiary. If the Executive has no surviving spouse, the benefits shall be made payable to the Executive’s estate.

5.5    Facility of Payment. If the Bank determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Bank may direct payment of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Bank may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Executive and the Executive’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under this Agreement for such payment amount.

Article 6

Assignment

The Executive may irrevocably assign without consideration all of the Executive’s Interest in this Agreement to any person, entity, or trust. In the event the Executive shall transfer all of the Executive’s Interest, then all of the Executive’s Interest in this Agreement shall be vested in the Executive’s transferee, who shall be substituted as a party hereunder, and the Executive shall have no further interest in this Agreement.

Article 7
Insurer
The Insurer shall be bound only by the terms of its given Policy. The Insurer shall not be bound by or deemed to have notice of the provisions of this Agreement. The Insurer shall have the right to rely on the Bank’s representations with regard to any definitions, interpretations or Policy interests as specified under this Agreement.

Article 8
Claims And Review Procedure

8.1    Claims Procedure. The Executive or Beneficiary (“claimant”) who has not received benefits under this Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

8.1.1    Initiation – Written Claim. The claimant initiates a claim by submitting to the Administrator a written claim for the benefits. If such a claim relates to the contents of a notice received by the claimant, the claim must be made within sixty (60) days after such notice was received by the claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the claimant.

8.1.2    Timing of Bank Response. The Bank shall respond to such claimant within ninety (90) days after receiving the claim. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional ninety (90) days by notifying the claimant in writing, prior to the end of the initial ninety (90) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

8.1.3    Notice of Decision. If the Bank denies part or all of the claim, the Bank shall notify the claimant in writing of such denial. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)The specific reasons for the denial;

(b)A reference to the specific provisions of this Agreement on which the denial is based;
(c)A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;
(d)An explanation of this Agreement’s review procedures and the time limits applicable to such procedures; and
(e)A statement of the claimant’s right to bring a civil action under ERISA Section 402(a) following an adverse benefit determination on review.

8.2    Review Procedure. If the Bank denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows:

8.2.1    Initiation – Written Request. To initiate the review, the claimant, within sixty (60) days after receiving the Bank’s notice of denial, must file with the Bank a written request for review.

8.2.2    Additional Submissions – Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Bank shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

8.2.3    Considerations on Review. In considering the review, the Bank shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

8.2.4    Timing of Bank’s Response. The Bank shall respond in writing to such claimant within sixty (60) days after receiving the request for review. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional sixty (60) days by notifying the claimant in writing, prior to the end of the initial sixty (60) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

8.2.5    Notice of Decision. The Bank shall notify the claimant in writing of its decision on review. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)The specific reasons for the denial;
(b)A reference to the specific provisions of this Agreement on which the denial is based;
(c)A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and
(d)A statement of the claimant’s right to bring a civil action under ERISA Section 402(a).

Article 9
Amendments And Termination

Except as provided in Section 2.3, this Agreement may be amended or terminated only by a written agreement signed by the Bank and the Executive. Upon termination of the Executive’s rights under this Agreement, the Executive may be eligible for any life insurance benefit offered to the general employees of the Bank.

Article 10
Administration
10.1    Administrator Duties. This Agreement shall be administered by an Administrator which shall consist of the Board, or such committee or persons as the Board may choose. The Administrator shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions including interpretations of this Agreement, as may arise in connection with this Agreement.

10.2    Agents. In the administration of this Agreement, the Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Bank.

10.3    Binding Effect of Decisions. The decision or action of the Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of this Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in this Agreement.

10.4    Indemnity of Administrator. The Bank shall indemnify and hold harmless the members of the Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Administrator or any of its members.

10.5    Information. To enable the Administrator to perform its functions, the Bank shall supply full and timely information to the Administrator on all matters relating to the salary of the Executive, the date and circumstances of the retirement, Disability, death or Separation from Service of the Executive, and such other pertinent information as the Administrator may reasonably require.

Article 11
Miscellaneous

11.1    Binding Effect. This Agreement shall bind the Executive, his or her beneficiaries, survivors, executors, administrators and transferees, the Bank and the Bank’s successors and assigns, and any Beneficiary.

11.2    No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Bank, nor does it interfere with the Bank’s right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

11.3    Applicable Law. This Agreement and all rights hereunder shall be governed by and construed according to the laws of the State of Maryland, except to the extent preempted by the laws of the United States of America.

11.4    Reorganization. The Bank shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm or person unless such succeeding or continuing company, firm or person agrees to assume and discharge the obligations of the Bank under this Agreement. Upon the occurrence of such event, the term “Bank” as used in this Agreement shall be deemed to refer to the successor or survivor company.

11.5    Notice. Any notice or filing required or permitted to be given to the Bank under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Sandy Spring Bank
17801 Georgia Avenue
Olney, MD 20832
Attn: Director of Human Resources

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification.

Any notice or filing required or permitted to be given to the Executive under this Agreement shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Executive.

11.6    Entire Agreement. This Agreement, along with the Executive’s Beneficiary Designation Form, constitutes the entire agreement between the Bank and the Executive as to the subject matter hereof. No rights are granted to the Executive under this Agreement other than those specifically set forth herein.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date indicated above.

EXECUTIVE                    SANDY SPRING BANK

________________________________    By:______________________________________
[Executive Name]

    Title:_____________________________________